Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-4600

FOOT LOCKER, INC. REPORTS 2021 FIRST QUARTER RESULTS

•	First Quarter Comparable Store Sales Increased 80.3 Percent
•	First Quarter Net Income of $202 Million, or $1.93 Per Share
•	Non-GAAP Net Income of $205 Million, or $1.96 Per Share
•	Announces Actions to Position Store Fleet for the Future

NEW YORK, NY, May 21, 2021 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its first quarter ended May 1, 2021.

First Quarter Results

The Company reported net income of $202 million, or $1.93 per share, for the 13 weeks ended May 1, 2021, as compared with a net loss of $110 million, or $1.06 per share, for the corresponding prior-year period. On a non-GAAP basis, the Company earned $1.96 per share, versus a loss of $0.67 per share in the first quarter of 2020. As compared to the first quarter of 2019, earnings per share increased 27.0 percent from the $1.52 per share earned in that period. On a non-GAAP basis, earnings per share increased 28.1 percent from the $1.53 per share earned in the first quarter of 2019.

First quarter comparable-store sales increased by 80.3 percent. Total sales increased by 83.1 percent, to $2,153 million in the first quarter of 2021, compared with sales of $1,176 million in the same period last year. Excluding the effect of foreign exchange rate fluctuations, total sales for the first quarter increased by 79.4 percent. As compared to the first quarter of 2019, total sales increased 3.6 percent, and 2.4 percent excluding the effect of foreign exchange rate fluctuations.

“I am extremely pleased with the strength of our performance in the first quarter, compared not only to last year’s heavily COVID impacted first quarter, but also relative to the first quarter of 2019. Against the ongoing challenges of pandemic-related store closures in Europe and Canada and U.S. ports congestion, our top and bottom-line results were nothing short of exemplary,” said Richard Johnson, Chairman and Chief Executive Officer. “Our merchandise offering resonated very well with our customers, driving strength in our stores and continued momentum in our digital business. With strong product tailwinds, we remain optimistic about our category and our ability to drive long-term growth, profitability and shareholder value.”

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“The freshness of our inventory, coupled with robust demand across our assortment, resulted in significantly less promotional activity during the first quarter, driving gross margin expansion and improved inventory turns,” added Andrew Page, Executive Vice President and Chief Financial Officer. “At the same time, we continued to exercise discipline with expense management while strategically investing in our business. Importantly, the underlying health of our business and financial position are strong, enabling us to continue advancing our strategic initiatives.”

Non-GAAP Adjustments

During the first quarter of 2021, the Company recorded adjustments to earnings, which are detailed below in the accompanying reconciliation of GAAP to non-GAAP results. The items included: 1) a $2 million charge related to the impairment of one of the Company’s minority investments; and 2) charges of $2 million primarily related to severance costs in connection with the reorganization of certain support functions.

Financial Position

At May 1, 2021, the Company’s merchandise inventories were $1,021 million, 30.0 percent lower than at the end of the first quarter last year. Using constant currencies, inventory decreased by 32.7 percent.

At quarter-end, the Company’s cash and cash equivalents totaled $1,963 million, while the debt on its balance sheet was $109 million. The Company’s total cash position, net of debt, was $1,293 million higher than at the same time last year. During the first quarter of 2021, the Company spent $34 million to repurchase 620,544 shares, returning a total of $55 million to shareholders through its share repurchase program and dividends. In addition, the Company invested $51 million in its store fleet, digital platforms, supply chain and logistics capabilities, and other infrastructure.

Store Base Update

During the first quarter, the Company opened 12 new stores, remodeled or relocated 15 stores, and closed 58 stores. As of May 1, 2021, the Company operated 2,952 stores in 27 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 131 franchised Foot Locker stores were operating in the Middle East.

The Company announced today that it is taking action, in partnership with its suppliers, to position its store fleet for the future. As part of this effort, in the second quarter of 2021, the Company decided to convert approximately one third of its Footaction stores into other existing banner concepts over the course of the year to focus growth on its iconic banners. The Company will close the majority of the remaining Footaction stores as leases expire over the next two years and believes this strategic decision will enable it to better serve its consumers in a post-COVID marketplace.

Financial Outlook

Given the ongoing uncertainty created by COVID-19, the Company is not providing detailed full-year 2021 guidance at this time.

Conference Call

The Company is hosting a live conference call at 9:00 a.m. ET today, Friday May 21, 2021, to review these results and provide an update on the business. This conference call may be accessed live by calling toll free 1-844-701-1163 or international toll 1-412-317-5490 or via the Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S. or 1-855-669-9658 in Canada or 1-412-317-0088 internationally with passcode 10154491 through June 4, 2021. A replay of the call will be also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com.

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Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see "Risk Factors" disclosed in the Company's Annual Report on Form 10-K for the year ended January 30, 2021 filed on March 25, 2021. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Consolidated Statements of Operations

(unaudited)

Periods ended May 1, 2021 and May 2, 2020

(In millions, except per share amounts)

	First Quarter
	2021	2020
Sales	$2,153	$1,176
Cost of sales	1,404	905
Selling, general and administrative expenses	418	316
Depreciation and amortization	45	44
Impairment and other charges	4	16
Income (loss) from operations	282	(105)

Interest expense, net	(2)	(1)
Other income, net	4	1
Income (loss) before income taxes	284	(105)
Income tax expense	82	5
Net income (loss)	$202	$(110)

Diluted earnings (loss) per share	$1.93	$(1.06)
Weighted-average diluted shares outstanding	105.0	104.3

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. We have presented certain financial measures identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share.

We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period.

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Non-GAAP Reconciliation

(unaudited)

Periods ended May 1, 2021 and May 2, 2020

(In millions, except per share amounts)

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

Reconciliation of GAAP to non-GAAP results:

	First Quarter
	2021	2020
Pre-tax income:
Income (loss) before income taxes	$284	$(105)
Pre-tax adjustments excluded from GAAP:
Impairment and other charges (1)	4	16
Adjusted income (loss) before income taxes (non-GAAP)	$288	$(89)

After-tax income:
Net income (loss)	$202	$(110)
After-tax adjustments excluded from GAAP:
Impairment and other charges, net of income tax benefit of $1 and $3 million, respectively (1)	3	13
Tax charge related to revaluation of certain intellectual property rights (2)	—	27
Adjusted net income (loss) (non-GAAP)	$205	$(70)

	First Quarter
	2021	2020
Earnings per share:
Diluted earnings (loss) per share	$1.93	$(1.06)
Diluted EPS amounts excluded from GAAP:
Impairment and other charges (1)	0.03	0.13
Tax charge related to revaluation of certain intellectual property rights (2)	—	0.26
Adjusted diluted earnings (loss) per share (non-GAAP)	$1.96	$(0.67)

Notes on Non-GAAP Adjustments:

(1)	During the first quarters of 2021 and 2020, the Company recorded impairment and other charges of $4 million ($3 million after-tax) and $16 million ($13 million after-tax), respectively. For the thirteen weeks ended May 1, 2021, impairment and other charges included a non-cash charge of $2 million related to one of our minority investments and charges of $2 million primarily related to severance costs in connection with the reorganization of certain support functions. For the thirteen weeks ended May 2, 2020, we recorded impairment charges of $15 million related to certain Runners Point and Sidestep stores and other underperforming stores in Europe. Additionally, the Company recorded $1 million related to administrative costs associated with the pension plan reformation.
(2)	During the first quarter of 2020, the Company recorded a $27 million tax charge related to the revaluation of certain intellectual property rights, pursuant to a non-U.S. advance pricing agreement.

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Consolidated Balance Sheets

(unaudited)

(In millions)

	May 1,	May 2,
	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$1,963	$1,012
Merchandise inventories	1,021	1,458
Other current assets	283	268
	3,267	2,738
Property and equipment, net	769	787
Operating lease right-of-use assets	2,700	2,807
Deferred taxes	101	63
Goodwill	159	156
Other intangible assets, net	16	19
Minority investments	342	147
Other assets	88	79
	$7,442	$6,796

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$658	$468
Accrued and other liabilities	572	264
Current portion of long-term debt and obligations under finance leases	101	-
Current portion of lease obligations	582	581
Revolving credit facility	-	330
	1,913	1,643
Long-term debt and obligations under finance leases	8	121
Long-term lease obligations	2,470	2,591
Other liabilities	121	127
Total liabilities	4,512	4,482
Total shareholders' equity	2,930	2,314
	$7,442	$6,796

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Store Count and Square Footage

(unaudited)

Store activity is as follows:

	January 30,			May 1,	Relocations/
	2021	Opened	Closed	2021	Remodels
Foot Locker U.S.	848	2	11	839	4
Foot Locker Europe	624	1	12	613	5
Foot Locker Canada	101	—	1	100	3
Foot Locker Pacific	93	—	—	93	2
Foot Locker Asia	20	3	—	23	—
Kids Foot Locker	422	3	7	418	—
Lady Foot Locker	35	—	8	27	—
Champs Sports	539	1	10	530	1
Footaction	240	—	9	231	—
Sidestep	76	2	—	78	—
Total	2,998	12	58	2,952	15

Selling and gross square footage are as follows:

	May 2, 2020		May 1, 2021
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,411	4,225	2,389	4,172
Foot Locker Europe	1,013	2,178	1,007	2,146
Foot Locker Canada	261	428	258	421
Foot Locker Pacific	148	240	168	265
Foot Locker Asia	42	76	95	171
Kids Foot Locker	739	1,277	733	1,256
Lady Foot Locker	65	108	42	68
Champs Sports	1,934	3,006	1,903	2,975
Footaction	763	1,252	727	1,187
Runners Point	99	177	—	—
Sidestep	73	134	90	163
Total	7,548	13,101	7,412	12,824

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